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                                                                       EX-10.8.3

                      DESCRIPTION OF MANAGEMENT BONUS PLAN

The Management Bonus Plan provides bonus compensation to DDi Corp.'s officers, including the Chief Executive Officer and DDi Corp.'s other executive officers and certain other employees who have corporate responsibilities. Under the Management Bonus Plan, a participant receives a percentage of a target bonus calculated by comparing actual adjusted earnings per share of the Company's Common Stock with targeted earnings per share. The targets are set annually by the Board.

Payments under the Management Bonus Plan, if any, are made quarterly according to a formula established by the Board for the first three quarters in the year in which the bonus is earned, with a final bonus payment being made in the fiscal year subsequent to the fiscal year in which the bonus was earned.

The Management Bonus Plan is administered by the Board of Directors and is subject to change or termination by the Board at any time.